EXHIBIT 99.a5e


INSURED'S COST OF LIVING RIDER

This rider is a part of the base policy whose number is shown below. If not shown below, the Base Policy Number is shown on the Policy Data Page.

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RIDER DATA

BASE POLICY NUMBER

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DEFINITIONS

THE INSURED

The person upon whose life the base policy is issued. The insured is shown on the Policy Data Page.

YOU, YOUR

The current owner of the base policy.

WE, US, OUR

ReliaStar Life Insurance Company at our Home Office in Minneapolis, Minnesota.

WRITTEN, IN WRITING

A written request or notice, signed and dated, and received at our Home Office in a form we accept. You may get forms for this purpose from us.

INCREASE DATE

A date on which we make a cost of living increase according to the terms of this rider.

CPI

The U.S. Consumer Price Index for All Urban Consumers as published by the U.S. Department of Labor. We will substitute what we believe is an appropriate index for the CPI if:

1.
The composition of, base of, or method of calculating the CPI changes so that, in our opinion, it is not appropriate for use with this rider; or

2.
The publication of the CPI is delayed or ceases.

If required, we will file a detailed description of any alternate price index with the Insurance Department of the state where this rider is issued.

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BENEFITS AND MONTHLY DEDUCTIONS

We will increase the Face Amount of the base policy on the Increase Dates under the terms of this rider. We will make these cost of living increases without requiring proof of insurability.


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[LOGO] RELIASTAR

RELIASTAR LIFE INSURANCE COMPANY

Box 20
Minneapolis
Minnesota 55440


Executed at our Home Office

John H. Flittie           President

/s/ John H. Flittie
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Susan M. Bergen           Secretary

/s/ Susan M. Bergen
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BENEFITS AND MONTHLY DEDUCTIONS (CONTINUED)

On each Increase Date, the Monthly Deduction will be increased to account for the following:

1.
The larger cost of insurance;

2.
The Monthly Expense Charge;

3.
The Death Benefit Guarantee Charge, if the Death Benefit Guarantee is in effect; and

4.
The Cost of Waiver Benefits, if a Waiver of Monthly Deduction Rider is part of the base policy.

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DETERMINING INCREASE DATES

Increase Dates normally occur every two years, beginning with the first Monthly Anniversary two years after the Rider Issue Date. But, if you increase the Face Amount of the base policy 10% or more, then the next Increase Date is the first Monthly Anniversary two years after the increase. If this rider terminates and is then reinstated, the next Increase Date after reinstatement is the first Monthly Anniversary two years after the reinstatement date.

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CALCULATING A COST OF LIVING INCREASE

The Increase Factor is [A divided by B] - 1, where:

A
Is the CPI five months before an Increase Date; and

B
Is the CPI 29 months before an Increase Date.

If the Increase Factor is zero or less, we make no change. If the Increase Factor is greater than zero, we multiply it by the insured's CPI Increase Base shown on the Policy Data Page. We round the result to the next higher $500. We will not permit an increase higher than the Maximum Increase Amount for the Insured, which is shown on the Policy Data Page. The Maximum Increase Amount for the insured is 20% of the insured's CPI Increase Base, or $50,000, whichever is less.

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ACCEPTING OR REFUSING AN INCREASE

We will notify you of the amount of each cost of living increase at least 30 days before its effective date. If you wish to accept the increase, you must notify us in writing.

If you do not accept the full amount of any cost of living increase before the insured's Age 21, we will not offer you any further increases until the policy anniversary on or next following the insured's 21st birthday. If you do not accept the full amount of an increase at that time, this rider terminates. However, you can reinstate this rider with proof of insurability for the insured.

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BENEFITS WHEN MONTHLY DEDUCTIONS ARE WAIVED

If the insured becomes eligible for benefits under a waiver of monthly deduction rider, cost of living increases are not available. If the insured recovers from the disability and we are notified in writing, the next Increase Date is the next Monthly Anniversary two years after we receive the notice, unless the rider has otherwise terminated. Future Increase Dates then follow as shown above in "Determining Increase Dates."


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TERMINATION

This rider terminates:

1.
On the Policy Anniversary on or next following the insured's 55th birthday;

2.
On the first Increase Date for which you do not accept the increase on or after the insured's 21st birthday;

3.
On the Monthly Anniversary on or after we receive your written request to terminate this rider. We may ask you to return the policy and this rider so that we can endorse them;

4.
When the policy terminates; or

5.
When the base policy is in force as paid-up life insurance.

After this rider terminates, we will make no further cost of living increases.

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GENERAL PROVISIONS

All base policy provisions apply to this rider, unless changed by this rider.


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